Free Writing Prospectus Filed on February 9, 2006	Filed Pursuant To Rule 433 Registration Statement No. 333-89058

Oesterreichische Kontrollbank Aktiengesellschaft

$1,000,000,000 4.875% Guaranteed Global Notes due 2016

FINAL TERM SHEET

Dated February 9, 2006

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)
Guarantor:	Republic of Austria
Rating:	Aaa / AAA
Principal Amount:	USD 1.0 billion
Pricing Date	February 9, 2006
Closing Date:	February 16, 2006
Maturity Date:	February 16, 2016
Redemption Price:	100%
Interest Rate:	4.875% per annum, semi-annually on a 30/360 basis, unadjusted following
Interest Payment Dates:	February 16 and August 16
First Interest Payment Date:	August 16, 2006
Reoffer Spread:	33.5 bp over UST 4.500% 15 November 2015 yielding 4.607%
Reoffer Price:	99.476%
Underwriting Commissions:	0.15%
Proceeds to OeKB:	99.326% (USD 993,260,000)
Format:	SEC registered global notes
Denominations:	USD 1,000, 10,000 and 100,000
Listing:	Luxembourg Stock Exchange
Business Days:	New York, London
Clearing System:	DTC, Clearstream Luxembourg, Euroclear
Joint Lead Managers:	BNP Paribas Securities Corp, J.P. Morgan Securities Ltd. and UBS Limited
Co-Managers:	Citigroup Global Markets Inc., Goldman Sachs International, Morgan Stanley & Co. International Limited and Nomura International plc
Stabilization Manager:	J.P. Morgan Securities Ltd.

You can access the prospectus relating to the registration statement and additional information relating to OeKB and the Notes at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312505104664/dposam.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312506024461/dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at +1 212 834 4533.